UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2012

USG Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-8864	36-3329400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3676
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 436-4000

(former name and address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 29, 2012, USG Corporation (the “Corporation”) issued a press release announcing the pricing of a private offering of $250 million aggregate principal amount of its 7.875% senior notes due 2020 (the “Notes”). The Notes will be the unsecured obligations of the Corporation. The Corporation’s obligations under the Notes will be guaranteed on a senior unsecured basis by certain of its domestic subsidiaries. The Notes will be sold to investors at a price of 99.279% of the principal amount of the Notes. The offering of the Notes is expected to close on or about April 12, 2012. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Corporation intends to use all or a portion of the net proceeds from the offering of the Notes to repurchase 9.75% senior notes due 2014 validly tendered and accepted for payment pursuant to the Corporation’s previously announced tender offer, and to pay related costs and expenses. After repurchasing 9.75% senior notes due 2014 pursuant to the tender offer, the Corporation intends to use any remaining net proceeds from the offering of the Notes for working capital and other general corporate purposes, which may include the repurchase or other acquisition of 9.75% senior notes due 2014 or the Corporation’s other outstanding indebtedness through open market purchases, privately negotiated transactions, redemptions, other tender offers or otherwise.

The following table shows the Corporation’s cash, cash equivalents and marketable securities and capitalization as of December 31, 2011 on an actual basis and as adjusted to give effect to the offering and the application of approximately $242 million of net proceeds from the offering.

	As of December 31, 2011
	Actual	As Adjusted
	(in millions)
Cash, cash equivalents and marketable securities	$651	$760

Senior secured credit facility(a)	—	—
CGC secured credit facility(b)	—	—
The Notes(c)	—	248
9.75% senior notes due 2014(d)	297	179
6.3% senior notes due 2016	500	500
7.75% senior notes due 2018(e)	499	499
8.375% senior notes due 2018	350	350
10% convertible senior notes due 2018(f)	383	383
Ship mortgage facility(g)	36	36
Industrial revenue bonds (due 2028 through 2034)	239	239

Total debt	2,304	2,434

Preferred stock	—	—
Common stock	10	10
Treasury stock	—	—

Capital received in excess of par value	2,561	2,561
Accumulated other comprehensive loss	(174)	(174)
Retained earnings (deficit)	(2,241)	(2,262)

Total stockholders’ equity	156	135

Total capitalization	$2,460	$2,569

(a)	As of December 31, 2011, the Corporation had $154 million of availability under the senior secured credit facility, and the Corporation had no borrowings and $80 million of outstanding letters of credit under this facility.
(b)	As of December 31, 2011, there were no borrowings under the CGC secured credit facility and outstanding letters of credit totaled C$0.8 million. The U.S. dollar equivalent of borrowings available under this facility as of December 31, 2011 was $29 million.
(c)	Amount presented is net of $2 million of debt discount.
(d)	Amounts presented are net of $3 million of debt discount. As adjusted amounts assume that approximately $118 million principal amount of the Corporation’s outstanding 9.75% senior notes due 2014 (which represents the amount of 9.75% senior notes due 2014 tendered at or prior to 5:00 p.m., New York City time on March 27, 2012) are repurchased pursuant to the tender offer. To the extent that less than $215 million principal amount of the Corporation’s outstanding 9.75% senior notes due 2014 are repurchased pursuant to the tender offer, the Corporation may repurchase or otherwise acquire the Corporation’s outstanding 9.75% senior notes due 2014 at prices that may be more or less than $1,125.00 per $1,000 principal amount of 9.75% senior notes due 2014, but not more than the applicable 2014 Notes optional redemption premium.
(e)	Amounts presented are net of $1 million of debt discount.
(f)	Amounts presented are net of $17 million of debt discount.
(g)	Includes approximately $7 million of current portion of such indebtedness.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1 – USG Corporation press release dated March 29, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION Registrant

By:	/s/ Ellis A. Regenbogen
Ellis A. Regenbogen
Vice President, Associate General Counsel and Corporate Secretary

Date: March 29, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1	USG Corporation press release dated March 29, 2012